                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 WABAN INC.
    ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 WABAN INC.
    ----------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                     [LOGO OF WABAN INC. APPEARS HERE]


                                                    One Mercer Road
                                                    Natick, Massachusetts 01760

                                                                 April 28, 1994

Dear Stockholder:

  We cordially invite you to attend our 1994 Annual Meeting of Stockholders on Tuesday, June 14, 1994, at 11:00 a.m. at Fleet Bank, 75 State Street, Boston, Massachusetts.

  At this meeting, in addition to being asked to elect two directors in Proposal 1, you are being asked to approve Proposal 2, which would approve the Company's Management Incentive Plan, and Proposal 3, which would approve the Company's Growth Incentive Plan. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your proxy promptly in the enclosed envelope.

  We hope that you will join us on June 14th.

                                           Sincerely,


  /s/ Herbert J Zarkin                     /s/ Sumner L. Feldberg

  Herbert J Zarkin                         Sumner L. Feldberg
  President and Chief Executive Officer    Chairman of the Board

                      (LOGO OF WABAN INC. APPEARS HERE)

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 14, 1994

                               ----------------

  The Annual Meeting of Stockholders of Waban Inc. will be held at Fleet Bank, 75 State Street, Boston, Massachusetts, on Tuesday, June 14, 1994, at 11:00 a.m. for the following purposes:

    1. To elect two directors to serve until the 1997 Annual Meeting of Stockholders;

    2. To consider and act upon a proposal to approve the Company's Management Incentive Plan;

    3. To consider and act upon a proposal to approve the Company's Growth Incentive Plan; and

    4. To transact any other business which may properly be brought before the meeting.

  Stockholders of record at the close of business on April 15, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts.

                                          By Order of the Board of Directors

                                                   Sarah M. Gallivan
                                                       Secretary

Natick, Massachusetts
April 28, 1994

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      [LOGO OF WABAN INC. APPEARS HERE]

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 14, 1994

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of Waban Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly executed proxies will be voted for the election of the two nominees set forth below and in favor of the other two proposals. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, the receipt of a later dated proxy or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on April 15, 1994 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01 (the "Common Stock"), of the Company outstanding on the record date is entitled to one vote. Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting and adoption of the proposals concerning the incentive plans will require the affirmative vote of the holders of a majority of the votes cast at the meeting. Although shares which withhold authority for any nominee or abstain from voting as to a particular matter and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors or the proposals concerning the incentive plans. Accordingly, shares which withhold authority, abstentions and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting. As of the close of business on April 15, 1994, there were outstanding and entitled to vote 33,127,005 shares of Common Stock.

  This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 29, 1994 were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is One Mercer Road, Natick, Massachusetts 01760.

                           ELECTION OF DIRECTORS
                           (ITEM 1 ON PROXY CARD)

  The Board of Directors has voted to fix the number of directors at eight. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If either nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that either of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

NAME                  AGE                   INFORMATION
- ----                  ---                   -----------
                NOMINEES AS DIRECTORS--TERM EXPIRING 1997
Stanley H. Feldberg   69  Mr. Feldberg has been a director of the Company
                           since February 1989. He is a director of The
                           TJX Companies, Inc., formerly known as Zayre
                           Corp. ("TJX"), and was President of TJX from
                           1956 to 1978. He is also an independent general
                           partner of ML-Lee Acquisition Funds I and II.
                           Mr. Feldberg is a member of the Audit Committee
                           and the Executive Compensation Committee.
Arthur F. Loewy       65  Mr. Loewy has been a director of the Company
                           since February 1989. He is a director of TJX
                           and was Chief Financial Officer and Executive
                           Vice President--Finance of TJX from 1982 to
                           1989. Mr. Loewy is Chairman of the Finance
                           Committee.
                 INCUMBENT DIRECTORS--TERM EXPIRING 1995
S. James Coppersmith  61  Mr. Coppersmith has been a director of the Com-
                           pany since December 1993. He was President and
                           General Manager of WCVB-TV, a Boston television
                           station, from 1990 to 1994, and is currently
                           President of WCVB-TV. From 1982 to 1990 he was
                           Vice President and General Manager of WCVB-TV.
                           Mr. Coppersmith is a director of Sun America
                           Asset Management Corporation and Uno Restaurant
                           Corporation and Chairman of the Board of Trust-
                           ees of Emerson College. Mr. Coppersmith is a
                           member of the Executive Compensation Committee.
Thomas J. Shields     47  Mr. Shields has been a director of the Company
                           since June 1992. He is President of Thomas J.
                           Shields & Company, Inc., an investment banking
                           and financial advisory firm. From 1989 to 1991
                           he was a Managing Director of Bear, Stearns &
                           Co., Inc. and from 1982 to 1991 he was Manager
                           of the Boston Corporate Finance office of Bear,
                           Stearns & Co., Inc. Mr. Shields is also a di-
                           rector of Seaboard Corporation. Mr. Shields is
                           Chairman of the Audit Committee.

NAME                  AGE                   INFORMATION
- ----                  ---                   -----------
Herbert J Zarkin      55  Mr. Zarkin has been a director, President and
                           Chief Executive Officer of the Company since
                           May 1993 and was President of the Company's
                           BJ's Wholesale Club Division from May 1990 to
                           May 1993. From April 1989 to May 1993 he was
                           Executive Vice President of the Company. He was
                           previously with TJX as Senior Vice President--
                           Warehouse Club Divisions from December 1988 to
                           June 1989. He was Chairman of the Zayre Stores
                           Division of TJX from May 1988 and continued in
                           that capacity through December 1988 following
                           TJX's sale of that division in October 1988; he
                           was President of TJX's HomeBase Division during
                           1986-1988. Mr. Zarkin is a member of the Execu-
                           tive Committee and the Finance Committee.
                INCUMBENT DIRECTORS--TERM TO EXPIRE 1996
Sumner L. Feldberg    69  Mr. Feldberg has been Chairman of the Board of
                           the Company since February 1989. Mr. Feldberg
                           is also Chairman of the Board of TJX, and was
                           Chairman of TJX from 1973 to 1987 and Chairman
                           of that company's Executive Committee from 1987
                           to 1989. Mr. Feldberg is a trustee of Mass. Mu-
                           tual Corporate Investors, Inc. and Mass. Mutual
                           Participation Investors. Mr. Feldberg is also a
                           past Chairman of the National Retail Merchants
                           Association. Mr. Feldberg is Chairman of the
                           Executive Committee and a member of the Finance
                           Committee.
Allyn L. Levy         66  Mr. Levy has been a director of the Company
                           since October 1993. He has been a private
                           investor since 1988. From 1974 until 1986, he
                           was founder, Chairman of the Board and Chief
                           Executive Officer of Patriot Bank Corporation,
                           a commercial bank holding company. He is a
                           director of CV Reit, Inc. Mr. Levy is a member
                           of the Audit Committee.
Lorne R. Waxlax       60  Mr. Waxlax has been a director of the Company
                           since January 1990. He was an Executive Vice
                           President of The Gillette Company from 1985 to
                           1993. Mr. Waxlax is also a director of The Iams
                           Company, Hon Industries, Inc., Clean Harbors,
                           Inc. and AMTROL Inc. Mr. Waxlax is Chairman of
                           the Executive Compensation Committee and a
                           member of the Executive Committee.

  Stanley H. Feldberg and Sumner L. Feldberg are first cousins. There are no other family relationships among any of the Company's directors and executive officers.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 29, 1994 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 10, and (iv) all the Company's current directors and executive officers as a group.

                                                                 PERCENTAGE OF
                                                   NUMBER OF      OUTSTANDING
NAME                                               SHARES(1)    COMMON STOCK(1)
- ----                                               ---------    ---------------
FMR Corp. ........................................ 4,310,338(2)      13.0%
 82 Devonshire Street
 Boston, Massachusetts 02109
David J. Greene and Company....................... 2,089,027(3)       6.3%
 599 Lexington Avenue
 New York, New York 10022
The Prudential Insurance Company of America....... 1,921,290(4)       5.8%
 Prudential Plaza
 Newark, New Jersey 01702
Mellon Bank Corporation and subsidiaries.......... 1,751,000(5)       5.3%
 One Mellon Bank Center
 Pittsburgh, Pennsylvania 15258
Sumner L. Feldberg................................   179,958(6)         *
S. James Coppersmith..............................     2,000            *
Stanley H. Feldberg...............................   153,017(6)         *
Allyn L. Levy.....................................     5,000            *
Arthur F. Loewy...................................     6,632(6)         *
Thomas J. Shields.................................       500            *
Lorne R. Waxlax...................................     5,000            *
Herbert J Zarkin..................................   150,182            *
John J. Nugent....................................    65,936            *
Allan P. Sherman..................................    49,500            *
Dale N. Garth.....................................    15,625            *
Edward J. Weisberger..............................    31,976            *
John F. Levy(7)...................................   111,239(6)         *
William E. Patterson(7)...........................       --           --
All current directors and executive officers as a
 group
 (13 persons).....................................   643,460          1.9%

- --------
 * Less than 1%.
(1) Includes the following shares of Common Stock issuable in respect of shares of Common Stock that may be acquired upon exercise of outstanding stock options which are exercisable on January 29, 1994 or within 60 days thereafter: Mr. Zarkin, 52,672 shares; Mr. Nugent, 27,250 shares; Mr. Sherman, 19,500 shares; Mr. Garth, 3,125 shares; Mr. Weisberger, 13,936 shares; all directors and executive officers as a group, 121,483 shares.
(2) Information is as of March 31, 1994 and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") by FMR Corp. and Edward C. Johnson 3d. FMR Corp. reported that it has sole power to vote or to direct the voting of 72,843 shares, and sole dispositive power as to all such shares. Includes 4,186,901 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser, including 2,926,300 shares held by Fidelity Magellan Fund. Includes an aggregate of 183,838 shares issuable upon conversion of the Company's 6.5% Convertible Subordinated Debentures.
(3) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the SEC by David J. Greene and Company, a registered broker-dealer and investment adviser. David J. Greene and Company reported that it has sole power to vote 115,000 shares and shared power to vote 1,314,100 shares and has sole dispositive power with respect to 115,000 shares and shared dispositive power with respect to 1,974,027 shares.

(4) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the SEC by The Prudential Insurance Company of America ("Prudential"). Prudential reported that is has sole power to vote 6,400 shares and shared power to vote 1,914,890 shares and has sole dispositive power with respect to 6,400 and shared dispositive power with respect to 1,914,890 shares.
(5) Information is as of December 31, 1993 and is based on a Schedule 13G filed with the SEC by Mellon Bank Corporation ("Mellon") on its own behalf and on behalf of several of its subsidiaries. Mellon reported that it and its subsidiaries have sole power to vote 1,055,000 shares and shared power to vote 70,000 shares and have sole dispositive power with respect to 1,446,000 shares and shared dispositive power with respect to 305,000 shares.
(6) Includes the following shares beneficially owned by the following persons as trustees or custodians of which beneficial interest is disclaimed unless otherwise indicated: Stanley H. Feldberg (33,366 shares); Sumner L. Feldberg (73,029 shares, of which 33,366 are shares also beneficially owned by Stanley H. Feldberg); and John F. Levy (95,627 shares, of which beneficial ownership is not disclaimed with respect to 18,034 shares). Excludes the following shares beneficially owned by or held in trust by or for the benefit of the respective spouses of the following persons and any shares held in a trust for which the following persons are income beneficiaries, as to which the following persons disclaim beneficial ownership: Stanley H. Feldberg (90,663 shares); Sumner L. Feldberg (13,168 shares); John F. Levy (5,944 shares) and Arthur F. Loewy (413 shares).
(7) Mr. Levy was formerly President, Chief Executive Officer and a director of the Company. Mr. Patterson was formerly Executive Vice President of the Company and President of HomeBase.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Audit Committee, which held three meetings during fiscal 1994, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held five meetings during fiscal 1994, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. The Committee administers certain of the Company's incentive plans, including its stock incentive plan. The Committee also has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill Board vacancies and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

  The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during the intervals between meetings of the Board. This Committee acted by written consent once during fiscal 1994.

  In addition, the Board of Directors has a Finance Committee, which held three meetings during fiscal 1994. This Committee reviews with management and advises the Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

  During fiscal 1994 the Board of Directors held eight meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he is a member.

COMPENSATION OF DIRECTORS

  The Company has agreed to reimburse TJX for one-half of TJX's costs of employing Sumner L. Feldberg for so long as he continues to serve as Chairman of the Board of the Company. During fiscal 1994, Mr. Feldberg was paid $279,000 under his employment agreement with TJX, of which $139,500 was reimbursed to TJX by the Company. Mr. Feldberg does not participate in the Company's compensation programs.

  The Company has also agreed to reimburse TJX for one-half of TJX's payments under an employment agreement pursuant to which Mr. Loewy performed financial consulting and other services for TJX and the Company during fiscal 1994. During fiscal 1994, Mr. Loewy was paid $183,000 under his employment agreement, of which 50% was reimbursed to TJX by the Company.

  Directors who are not employees of the Company, other than Messrs. Sumner L. Feldberg and Loewy, are paid an annual retainer of $20,000 and a fee of $1,250 for each Board meeting and $750 for each Committee meeting attended. In addition, the Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

  The Company has adopted a retirement plan for its directors, (other than directors who are or have been employees of the Company and its subsidiaries or, prior to June 14, 1989, were employees of TJX). An eligible director who attains age 65 with at least 10 years of service is entitled to an after-tax retirement benefit equal to the after-tax equivalent of the average of the three highest annual basic retainer fees, payable in the form of a single-life annuity or in certain optional forms of actuarially equivalent value. The Company funds the plan through the periodic purchase and transfer to eligible directors of annuity contracts providing for payment in satisfaction of benefits described in the plan. Directors receive cash payments in compensation for the expected Federal and state income taxes payable in respect of the periodic purchase and transfer of the annuity contracts and such cash payments. Because of the cash payments in respect of taxes, and the fact that a portion of the payments under the annuity will constitute a return of investment rather than taxable income, the amount of the annuity payments will be less than the average of the pre-tax retainer fees. Reduced or deferred benefits are payable to directors with at least five years of service who leave prior to eligibility for a full retirement benefit. The plan also provides for certain death benefits.

                            EXECUTIVE COMPENSATION

  The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

EXECUTIVE COMPENSATION COMMITTEE REPORT

  As members of the Executive Compensation Committee ("ECC"), it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chief Executive Officer, recommend to the Board of Directors for approval incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

 Executive Compensation Principles

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

. Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies
. Recognize management initiatives and achievements
. Reward outstanding corporate performance
. Attract and retain key executives critical to the long-term success of the
  Company
. Link management's long-term interests with shareholders' interest through stock awards

  With respect to the new Federal tax law that limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured so as to meet the requirements for tax deductibility, unless doing so would require a material change to the overall philosophy and approach to executive compensation or preclude the ECC from exercising its judgment in the best interests of the Company.

 Compensation Policies for Executive Officers

  The total compensation program for all executive officers, including current executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation. Mr. Sumner L. Feldberg does not participate in the Company's compensation programs. Through stock options and stock grants available under the Company's incentive stock plan, the ECC seeks to align executive officers' long-range interests with those of shareholders by providing executive officers with the opportunity to participate in, through the achievement of corporate goals, the growth of the Company's stock value. The ECC is advised by compensation consultants concerning salary competitiveness and the design of the Company's compensation programs.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Zarkin, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes a compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS-Other Specialty Retailers appearing in the Performance Graph on page 14, these peer companies are not all the same as the companies comprising that index. While the ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive's placement within a range and salary adjustments are based upon the ECC's subjective evaluation of the executive's performance and value to the Company.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual corporate or divisional performance goals, primarily specified levels of earnings per share, net income, or divisional income. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers other than Mr. Zarkin range from 20% to 30% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer, other than Mr. Zarkin, could earn up to an additional 20% to 30% of salary, depending upon the extent to which goals are exceeded. For the fiscal year ended January 29, 1994, MIP awards for Messrs. Zarkin, Sherman and Nugent were based on the BJ's Wholesale Club Division's pre-tax income; and MIP awards for Messrs. Garth and Weisberger were based on three equally weighted criteria: BJ's Wholesale Club's pre-tax income; the HomeBase Division's pre-tax income and comparable store sales; and fully diluted earnings per share of the Company. For the fiscal year ended January 29, 1994, BJ's Wholesale Club's pre-tax income exceeded its MIP goal, resulting in payouts to Messrs. Zarkin, Sherman and Nugent equal to 131% of targeted bonus. Awards for fiscal year 1994 based on HomeBase's performance (pre-tax income and comparable store sales) and on fully diluted earnings per share of the Company resulted in no payout. Accordingly, payouts to Messrs. Garth and Weisberger were equal to 44% of targeted bonus. For the fiscal year ending January 28, 1995, Mr. Sherman's MIP award goal is based on HomeBase's pre-tax income; Mr. Nugent's MIP award goal is based on BJ's Wholesale Club's pre-tax income; and MIP award goals for Messrs. Zarkin, Garth and Weisberger are based equally on BJ's Wholesale Club's pre-tax income, HomeBase's pre-tax income and fully diluted earnings per share of the Company.

  Long-Term Incentive Program. The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. For the past three years, the Company has issued performance accelerated restricted stock ("PARS") for its long-term incentive awards. The number of PARS granted to senior executives is based upon the compensation level and responsibility of the particular executive, the executive's past performance and the executive's expected ability to impact the Company's future performance. The ECC also takes into account a survey of peer companies, but does not target a specific percentile for long-term incentive awards. During fiscal 1994, the Company issued 237,250 shares of PARS to six corporate executives and 47 divisional executives. For BJ's Wholesale Club executives, if performance goals for the three-year period ending January 27, 1996 are met or exceeded, 100% of the shares will become unrestricted as of that date; for lower levels of performance, fewer or no shares will become unrestricted as of that date. Shares that remain restricted after January 27, 1996 will vest at the rate of 25% annually in January 1997 through January 2000. The BJ's performance goal is based on three-year cumulative pre-tax income and on pre-tax income as a percent of sales for the three-year period.

  Because of Mr. Zarkin's promotion to Chief Executive Officer of the Company in May 1993 and Mr. Sherman's reassignment from BJ's to HomeBase in September 1993, certain PARS awards that originally were issued to them in fiscal 1993 and 1994 with vesting based on BJ's performance were restated to incorporate goals based on fully diluted earnings per share and HomeBase divisional pre-tax income, respectively. Additionally, because of the significance of the restructuring of HomeBase's organization and business goals, substantially all PARS awards that were issued to Corporate and HomeBase executives in fiscal 1994 were restructured so that accelerated vesting at January 27, 1996 depends upon the Company's and HomeBase's performance for the two-year period ending on that date. Shares that remain restricted after January 27, 1996 will vest at the rate of 25% annually in January 1997 through January 2000. The HomeBase performance goal is stated in terms of cumulative divisional pre-tax income, while Corporate executives' performance is measured by cumulative earnings per share.

  Stock-Based Incentives. Annual grants of stock options are awarded to the Company's key employees, including executive officers. The number of stock options granted to key employees is based upon the compensation level and responsibility of the particular employee, the employee's expected contribution towards Company performance, and industry practice. The options are designed to reward recipients to the extent the Company's stock performance is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options and PARS on a cumulative basis, the size of previous grants is not a factor in making current grants.

 Chief Executive Officer Compensation

  Mr. Zarkin became the Company's President and Chief Executive Officer in May 1993, and his base salary was set at $520,000, to be reviewed by June 1, 1994.

  Mr. Zarkin's MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 80% of base salary. It was agreed that Mr. Zarkin's MIP award for fiscal 1994 would be no less than his payment would have been under his superseded MIP award which was based on the Company's BJ's Wholesale Club Division's results, applied to his actual salary. The MIP payout to Mr. Zarkin for fiscal 1994 was equal to 39% of his salary. Mr. Zarkin received PARS grants of 50,000 shares and grants of options for 100,000 shares during fiscal 1994. The PARS awards and options granted to Mr. Zarkin were subjectively determined based on Mr. Zarkin's success in achieving high levels of profitability for the Company's BJ's Wholesale Club Division and after a review of competitive compensation data. The PARS and option grants encourage long-term performance and promote management retention while further aligning shareholders' and management's interests in enhancing the value of the Company's Common Stock.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          S. James Coppersmith
                                          Stanley H. Feldberg

COMPENSATION OF EXECUTIVES

  The following table sets forth certain information concerning the annual and long-term compensation paid to (i) each of the two individuals serving as the Company's Chief Executive Officer during fiscal 1994, (ii) the Company's four other most highly compensated executive officers during fiscal 1994 who were serving as executive officers of the Company on January 29, 1994 and (iii) a former executive officer of the Company who would have been one of the four other most highly compensated executive officers but for the fact that he was not serving as an executive officer on January 29, 1994 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                      ANNUAL COMPENSATION         COMPENSATION
                                  --------------------------- ---------------------
                                                                     AWARDS
                                                              ---------------------
                                                      OTHER                            ALL
                                                     ANNUAL   RESTRICTED SECURITIES   OTHER
        NAME AND                                     COMPEN-    STOCK    UNDERLYING  COMPEN-
   PRINCIPAL POSITION     YEAR(1)  SALARY   BONUS   SATION(2) AWARDS(3)  OPTIONS(4) SATION(5)
   ------------------     ------- -------- -------- --------- ---------- ---------- ---------
Herbert J Zarkin........   1994   $494,038 $193,861    --      $640,625   100,000   $  5,396
 President and             1993    441,135  237,479    --       320,313    25,000      3,491
 Chief Executive Officer   1992    400,885  211,547    --       225,000    25,000
Allan P. Sherman........   1994    332,692  123,756    --       224,688    35,000    172,277
 Executive Vice
 President,
 President--HomeBase
John J. Nugent..........   1994    237,923   84,592    --       229,375    35,000      5,439
 Executive Vice
 President,
 President--BJ's
 Wholesale Club
Dale N. Garth...........   1994    219,807   23,959    --        83,594    12,500      1,817
 Senior Vice President     1993     92,883   22,037    --       117,188    12,500          0
 and
 Chief Financial Officer
Edward J. Weisberger....   1994    175,630   19,144    --        46,813     6,000      5,396
 Vice President--Finance   1993    169,135   40,127    --        65,625     5,000      3,910
                           1992    156,954   45,635    --        68,688     7,000
John F. Levy(6).........   1994    182,610        0    --       334,375    50,000    797,518
                           1993    571,808  271,323    --       375,000    50,000      3,491
                           1992    528,000  307,032    --       490,625    67,500
William E. Patterson(7).   1994    269,231        0    --       133,750    20,000    687,939
                           1993    100,000   30,000    --        93,750    20,000      6,447

- --------
(1) Refers to fiscal year ended in January of such year. Fiscal 1993 contained 53 weeks. Fiscal 1994 and 1992 were 52-week years.

(2) The aggregate value of cash and non-cash perquisites, including automobile allowances, is not included in the table where it does not exceed the lesser of $50,000 or 10% of salary plus bonus for the named individual.

(3) Restricted Stock Awards represent grants of PARS issued under the Company's 1989 Stock Incentive Plan. The dollar value of the PARS is based on the closing market price of the Company's Common Stock on the date of grant. The following table presents the number of shares of PARS issued to Named Executive Officers in each of the last three fiscal years, their

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    aggregate restricted stock holdings (which consist entirely of PARS) as of January 29, 1994 and the value of such holdings based on the closing market price of the Company's Common Stock on January 28, 1994 ($14.25). All shares shown below for Messrs. Levy and Patterson were cancelled and returned to the Company in fiscal 1994 as a result of their termination of employment.

                                                                   RESTRICTED
                                           NUMBER OF SHARES OF   STOCK HOLDINGS
                                         RESTRICTED STOCK ISSUED   AT 1/29/94
                                         ----------------------- ---------------
                                          1994    1993    1992   SHARES  VALUE
                                         ------- ------- ------- ------ --------
   Herbert J Zarkin.....................  50,000  12,500  12,500 62,500 $890,625
   Allan P. Sherman.....................  17,500   5,000   7,500 22,500  320,625
   John J. Nugent.......................  17,500   5,000   6,000 22,500  320,625
   Dale N. Garth........................   6,250   6,250       0 12,500  178,125
   Edward J. Weisberger.................   3,500   3,500   3,500 12,230  174,278
   John F. Levy.........................  25,000  20,000  25,000      0        0
   William E. Patterson.................  10,000   5,000       0      0        0

    No vesting of PARS issued during fiscal 1994 and 1993 can occur until the conclusion of fiscal 1996 and 1995, respectively. At those times, 0% to 100% of the award will vest depending upon the achievement of certain Company or divisional performance criteria for the three-year periods that end on those dates. Any shares which do not vest on those dates will vest in equal 25% increments annually at the end of the following four fiscal years. All of the PARS issued to Messrs. Zarkin, Sherman and Nugent in fiscal 1992 vested at the end of fiscal 1994. Of the 3,500 PARS issued to Mr. Weisberger in fiscal 1992, 2,020 vested at the end of fiscal 1994 and the remaining 1,480 will vest in equal 25% increments annually at the end of the following four fiscal years. Performance criteria include cumulative earnings per share and cumulative divisional income goals. In the event of a change of control (as defined), each Named Executive Officer would vest in such officer's PARS.

    Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(4) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(5) Represents the Company's contributions under its 401(k) Savings Plan for Messrs. Zarkin, Nugent, Garth and Weisberger. With respect to Mr. Sherman, includes the Company's $5,621 contribution under its 401(k) Savings Plan and $166,656 relating to relocation. With respect to Mr. Levy, the amount for 1993 represents the Company's contribution under its 401(k) Savings Plan, and the amount for 1994 represents severance payments. With respect to Mr. Patterson, the amount for 1993 is for expenses relating to relocation and the amount for 1994 includes severance payments of $472,973 and $214,966 relating to relocation. See "Employment Agreements." Does not include payments made in fiscal 1994 in connection with the termination of the Company's Supplemental Executive Retirement Plan. See "Retirement Benefits".

(6) Mr. Levy served as President and Chief Executive Officer of the Company until May 25, 1993.

(7) Mr. Patterson served as Executive Vice President of the Company and President of HomeBase until September 29, 1993.

STOCK OPTION GRANTS

  The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during fiscal 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                    PERCENT OF
                           NUMBER     TOTAL                               POTENTIAL REALIZABLE VALUE
                             OF      OPTIONS                               AT ASSUMED ANNUAL RATES
                         SECURITIES GRANTED TO                           OF STOCK PRICE APPRECIATION
                         UNDERLYING EMPLOYEES  EXERCISE OR                    FOR OPTION TERM(1)
                          OPTIONS   IN FISCAL   BASE PRICE  EXPIRATION   ------------------------------
       NAME               GRANTED      YEAR    PER SHARE(2)    DATE      0%(3)     5%          10%
       ----              ---------- ---------- ------------ ----------   ----------------- ------------
Herbert J. Zarkin.......   25,000      2.8%      $13.375       4/7/03     $   0 $  210,287 $    532,907
                           75,000      8.3%       12.625      6/10/03         0    595,485    1,509,074
Allan P. Sherman........   10,000      1.1%       13.375       4/7/03         0     84,115      213,163
                           25,000      2.8%       12.625      6/10/03         0    198,495      503,025
John J. Nugent..........   10,000      1.1%       13.375       4/7/03         0     84,115      213,163
                           25,000      2.8%       13.000     10/15/03         0    204,391      517,966
Dale N. Garth...........   12,500      1.4%       13.375       4/7/03         0    105,143      266,454
Edward J. Weisberger....    6,000       .7%       13.375       4/7/03         0     50,469      127,898
John F. Levy............   50,000      5.5%       13.375      5/25/93(4)      0          0            0
William E. Patterson....   20,000      2.2%       13.375      9/29/93(4)      0          0            0

- --------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) All options granted in fiscal 1994 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant. These options expire ten years from the date of grant. Options granted in fiscal 1994 generally vest in equal installments over four years. All options vest upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

(4) Options were cancelled during fiscal 1994 as a result of the executive's termination of employment.

AGGREGATED OPTION EXERCISES AND VALUATION

  None of the Named Executive Officers exercised any stock options during the fiscal year ended January 29, 1994. The following table sets forth the fiscal year-end value of unexercised options held by each Named Executive Officer. The value of unexercised options is computed by multiplying each option by the excess of the Common Stock's closing price on January 28, 1994 ($14.25) over the option's exercise price:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                    NUMBER OF
                              SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
Herbert J Zarkin...........   38,102       127,070      $92,929     $143,750
Allan P. Sherman...........   12,520        47,480            0       49,375
John J. Nugent.............   21,270        46,855       68,906       51,484
Dale N. Garth..............    3,125        21,875            0       10,938
Edward J. Weisberger.......   10,366        12,070       27,171        5,250
John F. Levy...............        0             0            0            0
William E. Patterson.......        0             0            0            0

- --------
(1) Based on the fair market value of the Common Stock on January 28, 1994 ($14.25 per share), less the option exercise price.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Standard and Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers from June 30, 1989 to January 31, 1994. The Dow Jones Industry Group Index OTS--Other Specialty Retailers is comprised of 120 specialty retail companies, including the Company and all other publicly-traded membership warehouse clubs and home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment was $100 and that all dividends were reinvested.



                            [GRAPH APPEARS HERE]


                                             Dow Jones
                                             Industry
                                            Group Index    S&P
                                            OTS - Other    500
Measurement period                           Specialty    Stock
(Fiscal Year Covered)          Waban, Inc.   Retailers    Index
- ---------------------          ----------    --------    --------
Measurement PT -
06/30/89                        $ 100        $ 100       $ 100

01/31/90                        $  61        $  99       $ 105
01/31/91                        $  79        $ 108       $ 114
01/31/92                        $ 132        $ 147       $ 140
01/29/93                        $ 112        $ 182       $ 155
01/31/94                        $  94        $ 192       $ 175


RETIREMENT BENEFITS

 Retirement Plans

  The Company's Retirement Plan (the "Retirement Plan"), in which Messrs. Zarkin, Nugent and Weisberger participate, was frozen on July 4, 1992, when the Company's 401(k) Savings Plan was enhanced. Benefits under the Retirement Plan ceased to accrue after that date.

  The following table shows, for each of such participating officers, the estimated annual benefits payable under the Retirement Plan upon normal retirement (age 65) on the basis of a straight life annuity.

                                                                         ANNUAL
   NAME                                                                 BENEFITS
   ----                                                                 --------
   Herbert J Zarkin.................................................... $65,667
   John J. Nugent...................................................... $ 5,121
   Edward J. Weisberger................................................ $27,553

  Participants accrue no benefits for service after July 4, 1992 under the Retirement Plan. As of January 29, 1994, Messrs. Zarkin and Weisberger were fully vested in their accrued benefits and Mr. Nugent had fulfilled four years of the five-year vesting requirement.

  During fiscal 1994, the Company terminated, and paid out all accrued benefits under, the Company's Supplemental Executive Retirement Plan ("SERP"). This plan, which provided supplemental retirement benefits for eight executives, including Messrs. Zarkin, Weisberger and Levy, has been replaced by the Waban Inc. Executive Retirement Plan. In connection with the termination of the SERP, the following payments were made to the Named Executive Officers: Mr. Zarkin, $1,345,505; Mr. Weisberger, $208,800; and Mr. Levy, $476,552.

 Executive Retirement Plan

  Effective as of January 30, 1994, the Waban Inc. Executive Retirement Plan, a defined contribution plan, was adopted (the "Executive Retirement Plan"). Under the Executive Retirement Plan, those employees in high-level management positions in the Company, as selected by the ECC, are eligible to receive cash "annual retirement contributions" in an amount determined by the ECC; provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the Executive Retirement Plan are to be used exclusively to fund an investment vehicle selected by the ECC which is appropriate to provide retirement income, such as an insurance policy.

  The Company will make annual retirement contributions only with respect to those participants with at least four years of service at the end of the fiscal year. If a participant is credited with less than four years of service, the participant will accrue the right to an annual retirement contribution for that fiscal year (based on the contribution the participant would have received in such year), which will be paid at the end of the fiscal year during which the participant is credited with four years of service. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the Executive Retirement Plan.

EMPLOYMENT AGREEMENTS

  Under the Company's employment agreement with Herbert J Zarkin, Mr. Zarkin receives a minimum annual base salary of $520,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if a change of control occurs, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 24 months after termination or until January 25, 1997, whichever is longer, at the rate in effect upon termination. The continuing base salary payments are subject to reduction after twelve months for compensation earned by Mr. Zarkin from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

  Under the Company's employment agreement with Allan P. Sherman, Mr. Sherman receives a minimum annual base salary of $400,000 and participates in specified incentive and other benefit plans. In addition, in connection with his election as President of HomeBase, the Company agreed to reimburse Mr. Sherman for certain relocation costs, to pay him a $150,000 relocation bonus and to extend to him an interest-free loan of $700,000 for the purchase of a residence in California (which loan will be forgiven over seven years in equal installments). The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. The Company is entitled to terminate Mr. Sherman's employment at any time with or without cause (as defined). If Mr. Sherman's employment terminates by reason of death, disability or termination by the Company other than for cause, the Company is required to pay certain cash compensation amounts, to continue payment of Mr. Sherman's base salary and certain benefits for 52 weeks after termination or until January 28, 1996, whichever is longer, at the rate in effect upon termination, and to extend the term of Mr. Sherman's relocation loan, including the provisions for debt forgiveness. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

  The Company has an employment agreement with each of Messrs. Nugent, Garth and Weisberger under which they receive minimum annual base salary of $300,000, $225,000 and $179,140, respectively, and participate in specified incentive and other benefit plans. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for twelve months at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits", each of Messrs. Zarkin, Sherman, Nugent, Garth and Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

  The Company has entered into termination agreements with John F. Levy and William E. Patterson, former executive officers of the Company. Under his termination agreement with the Company, Mr. Levy received MIP payments totalling $380,305 and will receive his base salary (which was $578,000 per year at the time of termination), and certain benefits to which he was entitled during his employment, until May 23, 1995, subject to reduction for compensation received from other employment after May 23, 1994 and for comparable benefits received at any time. Under his termination agreement with the Company, Mr. Patterson received a lump sum settlement of $472,973. The net after-tax amount of such settlement, or $350,000, was set off against the outstanding balance of a loan made by the Company to Mr. Patterson and his wife for the purchase of a principal residence in California.

CHANGE OF CONTROL SEVERANCE BENEFITS

  The Company provides change of control severance benefits to Messrs. Zarkin, Sherman, Nugent, Garth and Weisberger under individual agreements. Under the agreements, in general, upon a change of control (as defined) of the Company, the employee would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the employee's employment other than for cause (as defined) or the employee were to terminate his employment for reasons specified in the agreement, or if the employment were to terminate by reason of death, disability or incapacity, the employee would be entitled to receive an amount equal to two times the employee's annual base salary. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued health, medical and life insurance and disability benefits. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the employee's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the employee in seeking enforcement of contractual rights following a change of control. In addition, upon a change of control, any agreement by the employee not to compete with the Company following termination of his employment would cease to be effective.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

          DIRECTORS' PROPOSAL TO APPROVE MANAGEMENT INCENTIVE PLAN
                           (ITEM 2 ON PROXY CARD)

  The Waban Inc. Management Incentive Plan (the "MIP") was established effective as of April 6, 1989. The MIP is intended to provide executive officers and other key employees of the Company with cash incentive awards, based upon the attainment of annual corporate or divisional performance goals.

  Effective as of March 30, 1994, the MIP has been amended by the ECC. The amendment is intended to establish the incentive formula contained in the MIP as performance-based so that, in accordance with the tax law changes brought by the Omnibus Budget Reconciliation Act of 1993 and related regulations ("OBRA"), incentive amounts paid under the MIP will be deductible by the Company for Federal income tax purposes. In order to comply with OBRA, the amended MIP must be approved by the Company's stockholders.

YOUR BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

Description of Management Incentive Plan

  Key employees of the Company, as designated by the ECC, are eligible to receive cash awards under the MIP. The total number of participants in the MIP is approximately 1,000. The following persons participate in the MIP: (i) six executive officers, including Messrs. Zarkin, Sherman, Nugent, Garth and Weisberger; and (ii) approximately 1,000 non-executive officer employees of the Company.

  The features of the MIP are summarized below, but the summary is qualified in its entirety by reference to the MIP itself, copies of which may be obtained by making written request of the Company's Secretary.

  At the commencement of the performance year (i.e., the fiscal year), the ECC establishes performance goals and corresponding target awards, based on one or more objective performance criteria. Such goals, criteria and target awards may vary among participants. The performance criteria are one or more of the following objective measurements: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

  Awards are based upon the level of achievement of the pre-established performance goals. Awards are paid as soon as practicable after the performance year, except to the extent deferred under the Waban Inc. General Deferred Compensation Plan. Under the MIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Internal Revenue Code (the "Code"), except to make appropriate adjustments in the event of certain specified types of transactions; provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

  Under the MIP, no participant may receive a cash award in excess of 100% of the participant's annualized base salary as of the beginning of the performance year. Cash awards for the fiscal 1995 performance year will be based on the Company's performance during the fiscal 1995 year, which is not yet determinable.

  The following table shows the amounts paid to the Named Executive Officers and indicated groups for fiscal 1994 under the MIP:

                                                                     DOLLAR
      NAME AND POSITION                                               VALUE
      -----------------                                             ---------
     Herbert J Zarkin..............................................  $193,861
      President and
      Chief Executive Officer
     Allan P. Sherman..............................................   123,756
      Executive Vice President,
      President--HomeBase
     John J. Nugent................................................    84,592
      Executive Vice President,
      President--BJ's Wholesale Club
     Dale N. Garth.................................................    23,959
      Senior Vice President and
      Chief Financial Officer
     Edward J. Weisberger..........................................    19,144
      Vice President--Finance
     John F. Levy..................................................   380,305(1)
     William E. Patterson..........................................         0
     Executive Group(2)............................................   456,118
     Non-Executive Director Group..................................         0
     Non-Executive Officer Employee Group(3)....................... 3,429,532

- --------
(1) Represents payments to Mr. Levy pursuant to his termination agreement with the Company.
(2) Consists of current executive officers.
(3) Excludes executive officers.

Federal Income Tax Consequences

  The tax consequences of the MIP under current Federal law are summarized in the following discussion, which deals with the general tax principles applicable to the MIP and is intended for general information only. Alternative minimum tax and state and local taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

  When a cash award is paid, the participant will recognize ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to the requirements of OBRA discussed in "Reasons for Stockholder Approval" below.

Plan Administration and Termination

  The ECC shall have full power to administer and interpret the MIP and to establish rules for its administration.

  The ECC or Board of Directors may amend, suspend or terminate the MIP at any time.

Reasons for Stockholder Approval

  The Company has designed the MIP so that cash awards made under the MIP will qualify as performance-based compensation, and, accordingly, not be subject to the deduction limit imposed by OBRA. However, in order to qualify as performance-based compensation, and thereby ensure the Federal tax deductibility of all cash awards under the MIP, stockholder approval of the MIP at the meeting is required. If Proposal 2 is not approved by the stockholders, the ECC will reconsider the level of awards made to executive officers under the MIP.

            DIRECTORS' PROPOSAL TO APPROVE GROWTH INCENTIVE PLAN
                           (ITEM 3 ON PROXY CARD)

  The Waban Inc. Growth Incentive Plan (the "WGIP") was adopted by the Board of Directors, effective as of January 30, 1994, and amended as of March 30, 1994. The WGIP is intended to provide high-level executives of the Company with cash awards, based upon the growth and performance of the Company. The WGIP has been designed to enhance the ability of the Company to attract and retain individuals of exceptional managerial talent upon whom the sustained progress, growth and profitability of the Company depend.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE GROWTH INCENTIVE PLAN.

 Description of Growth Incentive Plan

  Employees in high-level management positions in the Company, as selected by the ECC, are eligible to receive cash awards under the WGIP. The total number of participants in the WGIP is currently 39. The following persons participate in the WGIP: (i) six executive officers, including Messrs. Zarkin, Sherman, Nugent, Garth and Weisberger; and (ii) 33 non-executive officer employees of the Company.

  The features of the WGIP are summarized below, but the summary is qualified in its entirety by reference to the WGIP itself, copies of which may be obtained by making written request of the Company's Secretary.

  Each participant in the WGIP is eligible to receive a cash award for each award period, which consists of a certain number of fiscal years. Each participant's cash award will correspond to the Company's level of performance or growth during such award period. Such growth is determined by and based upon one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC.

  No participant may receive a cash award in excess of 300% of the participant's annualized base salary as of the beginning of the award period. Cash awards for the award period commencing in fiscal 1995 will be based on the Company's performance during the three-year award period ending January 25, 1997, which is not yet determinable.

  Cash awards are paid within three months after the end of the award period, and, in the ECC's discretion, payment of a portion of the cash award may be deferred until one or more years thereafter. Under the WGIP, the ECC may not make any adjustments to the performance criteria to increase the incentive payment to executive officers subject to Section 162(m) of the Code, except to make appropriate adjustments in the event of certain specified types of transactions; provided that in no case shall any such adjustment be made if it would cause an award to no longer qualify as performance-based compensation under Section 162(m) of the Code.

  In the event of a change of control (as defined), the participants are entitled to a cash award based on the Company's performance for that portion of the award period immediately preceding the change of control.

Federal Income Tax Consequences

  The tax consequences of the WGIP under current Federal law are summarized in the following discussion, which deals with the general tax principles applicable to the WGIP and is intended for general information only. Alternative minimum tax and state and local taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

  When a cash award is paid, the participant will recognize ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to the requirements of OBRA discussed in "Reasons for Stockholder Approval" below.

Plan Administration and Termination

  The ECC shall have full power to administer and interpret the WGIP and to establish rules for its administration.

  The ECC or Board of Directors may amend, suspend or terminate the WGIP at any time.

Reasons for Stockholder Approval

  The Company has designed the WGIP so that cash awards made under the WGIP will qualify as performance-based compensation, and, accordingly, not be subject to the deduction limit imposed by OBRA. However, in order to qualify as performance-based compensation, and thereby ensure the Federal tax deductibility of all cash awards under the WGIP, stockholder approval of the WGIP at the meeting is required. If Proposal 3 is not approved by the stockholders, the ECC will reconsider the level of awards made to executive officers under the WGIP.

                   RELATIONSHIP WITH THE TJX COMPANIES, INC.

  In connection with the Company's 1989 spin-off from TJX (the "Spin-off"), the Company and TJX entered into a Distribution Agreement and a Services Agreement.

  The Distribution Agreement provides for, among other things, (i) the division between the Company and TJX of certain liabilities and (ii) certain other agreements governing the relationship between the Company and TJX following the Spin-off. Under the Distribution Agreement, TJX assumed certain liabilities relating to the Company's business for the period prior to the Spin-off. In general, the Company assumed responsibility for all post-Spin-off liabilities relating to its business. TJX retained liability for insured claims arising before the Spin-off and in 1999 will receive from (or pay to) the Company the amount by which TJX's costs at the end of this 10-year period exceed (or are less than) the reserve amount agreed to.

  Pursuant to the Services Agreement, TJX provided certain services, primarily data processing, to the Company during fiscal 1994, for which the Company paid TJX approximately $6.5 million. The Company has elected to continue to purchase data processing and certain other services through fiscal 1995.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

                             INDEPENDENT AUDITORS

  The directors have appointed Coopers & Lybrand as independent auditors to examine the financial statements of the Company for the fiscal year ending January 28, 1995. The Company expects that representatives of Coopers & Lybrand will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company no later than 5 p.m. EST on December 29, 1994 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Sarah M. Gallivan, Secretary, Waban Inc., One Mercer Road, Natick, Massachusetts 01760. In addition, the Company's by-laws specify requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                 OTHER MATTERS

  The management has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee Report appearing above at pages 7 through 9, nor the Performance Graph appearing above on page 14 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Shareholder Communications Corporation to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

P R O X Y
                                   WABAN INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING, JUNE 14, 1994

    The undersigned hereby appoints Sumner L. Feldberg, Herbert J Zarkin and Sarah M. Gallivan, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of WABAN INC. at the Annual Meeting of Stockholders of WABAN INC. to be held at Fleet Bank, 75 State Street, Boston, Massachusetts, on Tuesday, June 14, 1994 at 11:00 A.M., and at all adjournments thereof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below.

    The Board of Directors recommends a vote FOR the following:

    ELECTION OF DIRECTORS for a term to expire in 1997.
    Nominees: Stanley H. Feldberg and Arthur F. Loewy.

    and FOR Proposals 2 and 3.

    You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card.

                                                            SEE REVERSE SIDE

[X]  PLEASE MARK YOUR                                                    2741
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


1. Election of          FOR        WITHHELD
   Directors            [ ]          [ ]
   (see reverse)

   For, except vote withheld from the following nominee(s):

   ------------------------------------------------------------
                                  FOR       AGAINST     ABSTAIN
2. Approval of Management         [ ]         [ ]         [ ]
   Incentive Plan

3. Approval of Growth Incentive   [ ]         [ ]         [ ]
   Plan

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corpo-rations.



- -----------------------------------------------------------------------------


- ------------------------------------------------------------------------------
 SIGNATURE(S)                                                 DATE

PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY


===============================================================================
Detach here

                                   WABAN INC.

                             GROWTH INCENTIVE PLAN
                                 ______________

                        Effective as of January 30, 1994
                      (as amended through March 30, 1994)

                                   WABAN INC.

                             GROWTH INCENTIVE PLAN
                                 ______________

                               TABLE OF CONTENTS
                                 ______________



ARTICLE                                                PAGE
- -------                                                ----

ARTICLE 1.  DEFINITIONS..............................     1
ARTICLE 2.  BENEFITS UNDER THIS PLAN.................     2
ARTICLE 3.  DESIGNATION OF BENEFICIARY...............     5
ARTICLE 4.  PLAN ADMINISTRATION AND INDEMNIFICATION..     5
ARTICLE 5.  EFFECT ON EMPLOYMENT RIGHTS..............     5
ARTICLE 6.  CHANGE OF CONTROL........................     5
ARTICLE 7.  AMENDMENT OR TERMINATION OF PLAN.........     6
ARTICLE 8.  NON-ASSIGNMENT...........................     6
ARTICLE 9.  CONSTRUCTION.............................     6
ARTICLE 10.  RELEVANT LAW............................     6


                                   WABAN INC.

                             GROWTH INCENTIVE PLAN
                                _______________



          Waban Inc. hereby establishes the Waban Inc. Growth Incentive Plan (the "Plan"), effective as of January 30, 1994.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Participants are in high-level management positions in Waban Inc. or its subsidiaries and are key to the long-term success of the Company;

          WHEREAS, the Company desires to provide an incentive to focus the Participants' attention and efforts on long-term growth and profitability;

          NOW THEREFORE, the Company hereby adopts the Plan, as hereinafter set forth, effective as of January 30, 1994.

                                  * * * * * *

          ARTICLE 1.  DEFINITIONS.  The following terms as used in this
                      -----------
Plan shall have the following meanings:

          1.1 "Award Period" shall mean a period of a certain number of consecutive fiscal years, as determined by the Committee in its discretion. Award Periods may overlap and employees may participate simultaneously with respect to more than one Award Period.

          1.2 "Committee" shall mean the Executive Compensation Committee of the Board of Directors of Waban Inc.

          1.3  "Company" shall mean Waban Inc. and its subsidiaries.

          1.4  "Effective Date" shall mean January 30, 1994.

          1.5 "Incentive Unit" shall mean an incentive unit granted to each Participant, the value of which equals a certain percentage of the growth in the Incentive Measurement achieved over the Award Period, as determined by the Committee.

          1.6 "Incentive Measurement" shall mean any one or combination of the following objective measures of performance or growth, as the Committee shall determine: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

          1.7 "Participant" shall mean an employee in a high-level management position in the Company who is selected by the Committee, in its discretion, to be a Participant in the Plan.

          1.8 "Plan" shall mean the Waban Inc. Growth Incentive Plan, as herein set forth, including any and all amendments hereto and restatements hereof.


          ARTICLE 2.  BENEFITS UNDER THIS PLAN.
                      ------------------------

          2.1  Granting of Awards.
               ------------------

               (a)  The Grant. On or before the commencement of each Award
                    ---------
Period, the Committee shall determine (i) which employees shall be Participants in the Plan, (ii) the amount of Incentive Units to be granted to each Participant, and (iii) the method or formula for determining the value of each Incentive Unit, based on the Incentive Measurement.

               (b)  Payment Dates.  On or before the commencement of each Award
                    -------------
Period, the Committee shall determine (i) the date or dates on or about which payment in respect of Incentive Units shall be made, and (ii) the amount of each Participant's Incentive Units which may be redeemed on such payment dates. One such payment date shall occur at some time within three (3) months after the end of the Award Period and other date(s) may occur one (1) or more years after such date (the "Deferred Payment Date").

          2.2  Value of Incentive Units.  On or before the commencement of each
               ------------------------
Award Period, the Committee shall determine (i) the factor(s) comprising the Incentive Measurement, and (ii) the Incentive Measurement's base value, i.e.,
                                                                        ----
the value against which growth shall be measured. Notwithstanding the prior sentence, the Incentive Measurement's base value may be appropriately adjusted by the Committee, pursuant to Section 2.5(i) hereof, after the certification of the Company's financial statements by the Company's independent public accountant for the fiscal year immediately preceding the commencement of the Award Period. In the Committee's discretion, Incentive Measurements may vary with respect to Incentive Unit grants made to individual Participants or groups of Participants.

          2.3  Award Opportunity.  Upon the completion of each Award Period and
               -----------------
the certification of the Company's financial statements by the Company's independent public accountant for the last fiscal year in said Award Period, the Committee shall cause to be re-valued the Incentive Measurement in order to determine the growth over the Incentive Measurement's base value and, thus, the value of each Incentive Unit.

          Notwithstanding anything to the contrary herein contained or implied, the Committee may make appropriate adjustments to the value of the Incentive Measurement to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, changes in accounting practices, or such other matters as the Committee, in its discretion, shall determine; however, the Committee shall make no adjustments to the performance criteria whose effect is to increase the growth incentive payment to the Chief Executive Officer or to other executive officers as of the end of the year who are named in the proxy statement, except as provided in Section 2.5 hereof.

          2.4  Payment of Awards.
               -----------------

               (a)  Employees on Last Day of Award Period or Deferred Payment
                    ---------------------------------------------------------
Date. Participants employed by the Company on the last day of the Award Period
- ----
shall be entitled to receive payment (to the extent not deferred) as soon as practicable thereafter; Participants employed on the Deferred Payment Date shall be entitled to receive payment of deferred amounts, if applicable, as soon as practicable thereafter. Notwithstanding anything to the contrary herein contained or implied, in no event shall a Participant's incentive payment for an Award Period exceed 300% of such Participant's annualized base salary at the beginning of the Award Period.

               (b) Termination of Employment in the Event of Death, Disability
                   -----------------------------------------------------------
or Retirement. If the termination of employment occurs before the end of the
- -------------
Award Period due to: (i) death, (ii) disability (as defined under the Company's long-term disability plan), or (iii) retirement on or after the attainment of age fifty-five (55), the Participant shall be entitled to pro rated payment in respect of Incentive Units, determined as of the end of the fiscal year in which occurs the Participant's death, disability or retirement. Payment shall be made as soon as practicable following the end of the fiscal year in which death, disability or retirement has occurred. In the event of termination of employment due to death, disability or retirement after the end of the Award Period and prior to a Deferred Payment Date, payment with respect to any outstanding deferred payment amount shall be made as soon as practicable after such termination.

               (c) Termination of Employment for any Reason Other than Death,
                   ----------------------------------------------------------
Disability or Retirement.  In the event of the Participant's termination of
- ------------------------
employment for any reason other than death, disability or retirement prior to the end of the Award Period, the Participant shall have no rights under the Plan and shall not be entitled to receive payment with respect to any Incentive Unit. In the event of the Participant's termination of employment for any reason other than death, disability or retirement prior to a Deferred Payment Date, the Participant shall not be entitled to receive payment with respect to any outstanding deferred payment amount. In the event of termination of employment for cause, as determined by the Committee in its discretion, no payment shall be made with respect to any Incentive Unit.

          2.5  Restrictions on Adjustments to Performance Criteria.  The
               ---------------------------------------------------
Committee shall make no adjustments to the performance criteria whose effect is to increase the growth incentive payment to the Chief Executive Officer or to other executive officers as of the end of the year who are named in the proxy statement, except for the following:

               (a) Events classified as extraordinary items or discontinued operations or presented as special nonrecurring charges (or income) in accordance with generally accepted accounting principles.

               (b) Disposal of a business segment or a group of two or more warehouse stores, a major administrative unit, or major assets, if quantified and disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company's Annual Report on Form 10-K.

               (c) Conversion of convertible bonds or convertible preferred stock into common stock; a repurchase by the Company of a large number of outstanding shares of stock, if it has material impact on the performance that is being measured; or an increase in the number of common shares for earnings per share calculation purposes due to a new equity or convertible debenture offering, but not by stock options, restricted stock or other stock-based awards under the Company's 1989 Stock Incentive Plan.

               (d) Balance sheet recapitalization or restructuring that materially alters the allocation between debt and equity for a division.

               (e) Changes in accounting practice to comply with new legislation or with rules promulgated by the S.E.C. or the F.A.S.B. and changes in tax laws that affect tax rates, credits, or the definition of taxable income, if material.

               (f) Unusual and material losses beyond the Company's control, such as acts of God (e.g., earthquake or widespread hurricane damage).

               (g) Reserves for future period events which will not occur until after the performance measurement period.

               (h) Adjustments attributable to prior periods in the case of a newly acquired business.

               (i) Adjustments of the Incentive Measurement's base value made immediately after completion of the audit of the fiscal year immediately preceding the performance period, made solely to "true-up" amounts that were based on estimated results for said preceding year.

               (j) Gains and losses from sales of a minority interest in a subsidiary.

               (k) Net incremental expense incurred by a division as a result of opening new warehouse stores in excess of the number incorporated in the performance criteria. The amount of the adjustment shall be equal to the average operating loss incurred by new warehouse stores opened by the same division in the same fiscal year.

          In no event, however, shall the Committee make any adjustment which would cause incentive awards not to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

          ARTICLE 3.  DESIGNATION OF BENEFICIARY.  Each Participant shall have
                      --------------------------
the right to file with the Committee a written designation of one or more persons as beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. A Participant may modify the beneficiary designation by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling, provided,
                                                                      --------
however, that no designation or modification thereof shall be effective unless
- -------  ----
received by the Committee prior to the Participant's death.

          If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, the amount payable under the Plan upon the Participant's death shall be made to the Participant's surviving spouse; if there is no surviving spouse, payment shall be made to the Participant's estate.


          ARTICLE 4.  PLAN ADMINISTRATION AND INDEMNIFICATION.
                      ---------------------------------------

          4.1  Plan Administration.  This Plan shall be administered by the
               -------------------
Committee. The Committee shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to interpret the terms and provisions of the Plan; and to make all other determinations necessary or advisable for its administration. The Committee's determination shall be final and binding on all parties.

          4.2  Indemnification.  The Company shall indemnify and save harmless
               ---------------
each member of the Committee against all expenses and liabilities arising out of membership on such Committee, excepting only expenses and liabilities arising from such member's own gross negligence or willful misconduct, as determined by the Board of Directors or outside counsel designated by the Board of Directors.


     ARTICLE 5.  EFFECT ON EMPLOYMENT RIGHTS.  This Plan shall not constitute an
                 ---------------------------
employment contract and nothing contained in this Plan shall confer upon the Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with the Participant without regard to the existence of this Plan.


     ARTICLE 6.  CHANGE OF CONTROL.  In the event of the merger, sale,
                 -----------------
consolidation, dissolution, liquidation, or Change of Control of the Company (as defined in the Change of Control Severance Benefit Plan for Key Employees), the Committee shall thereupon cause to be re-valued the Incentive Measurement, in the manner described herein, and shall provide that Incentive Units be redeemed as soon as practicable thereafter in lieu of payments that would otherwise be made under Article 2 hereof, regardless of when the end of the Award Period or Deferred Payment Date is scheduled to occur. Such re-valuation of the Incentive Measurement shall be determined based on (i) the Company's actual performance or growth with respect to those fiscal years within the Award Period which have ended prior to the merger, sale, consolidation, dissolution, liquidation, or Change of Control, plus (ii) for the fiscal year in which occurs the merger, sale, consolidation, dissolution, liquidation, or Change of Control, the Company's projected performance or growth as provided in the fiscal year's financial plan (as presented to the Company's Board of Directors at the beginning of the fiscal year) pro rated based on the number of days in said fiscal year preceding the merger, sale, consolidation, dissolution, liquidation, or Change of Control.


     ARTICLE 7.  AMENDMENT OR TERMINATION OF PLAN.  The Plan may be amended,
                 --------------------------------
suspended or terminated in whole or in part at any time and from time to time by the Committee. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under this Plan if the end of the Award Period has occurred prior to the date of such amendment, suspension or termination.


     ARTICLE 8.  NONASSIGNMENT.  The right to benefits hereunder shall not be
                 -------------
assignable, and the Participant shall not be entitled to have such payments commuted or made otherwise than in accordance with the provisions of the Plan.


     ARTICLE 9.  CONSTRUCTION.
                 ------------

     9.1  Heading and Captions.  The headings and captions herein are provided
          --------------------
for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     9.2  Singular Includes Plural.  Except where otherwise clearly indicated by
          ------------------------
context, the singular shall include the plural, and vice-versa.


     ARTICLE 10.  RELEVANT LAW.  This Plan shall be construed and enforced in
                  ------------
accordance with the laws of the Commonwealth of Massachusetts to the extent such laws are not preempted by federal law.

                                   WABAN INC.
                           MANAGEMENT INCENTIVE PLAN







                                             (As amended through 3/30/94)

                                   WABAN INC.
                           MANAGEMENT INCENTIVE PLAN




Section        Title                              Page
- -------        -----                              ----

   1           Purpose                               1

   2           Definitions                           1

   3           Effective Date                        2

   4           Administration                        2

   5           Eligibility                           2

   6           Description of Awards                 3

   7           Determination of Awards               6

   8           Payment of Awards                     7

   9           Deferral of Awards                    7

  10           Designation of Beneficiary            7

  11           Notices                               8

  12           Rights of Participants                8

  13           No Employment Rights                  8

  14           Certain Payments Upon a               9
               Change of Control

  15           Nonalienation of Award                9

  16           Withholding Taxes                     9

  17           Termination, Amendment,               9
               and Modification

  18           Headings and Captions                 9

  19           Controlling Law                       9

  20           Miscellaneous Provisions             10

  21           Definition of Change of Control      10


                                   WABAN INC.
                           MANAGEMENT INCENTIVE PLAN

1.   Purpose
     -------

     The purpose of the Waban Inc. Management Incentive Plan (the "Plan") is to provide officers and other employees who are key to the annual growth and profitability of Waban Inc. and its subsidiaries with reward opportunities commensurate with their performance relative to annual objectives.

2.   Definitions
     -----------

     Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably, and that each comprehends the others.

     (a) "Committee" shall mean the Waban Inc. Incentive Plan Committee, consisting of the President and Chief Executive Officer of Waban Inc., who shall serve as the Chairman of the Committee; the Chairman of the Board of Waban Inc.; the Director of Finance of Waban Inc.; and others who from time to time are designated by the Chairman of the Committee to serve as members of the Committee.

     (b)  "Company" shall mean Waban Inc. and its subsidiaries.

     (c) "ECC" shall mean the Executive Compensation Committee of the Board of Directors of Waban Inc.

     (d) "Fiscal Year" shall mean the fifty-two or fifty-three week period ending on the last Saturday in January, and commencing on the Sunday following the last Saturday in January of the preceding calendar year.

     (e) "Participant" shall mean an officer or other employee of Waban Inc. who is designated a participant pursuant to Section 5 below.

     (f) "Performance Criteria" shall mean the standards of measurement of Company performance and individual performance for each Performance Period as established by the Committee and the ECC pursuant to paragraph (a) of Section 6 below.

     (g) "Performance Goals" shall mean the levels of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan.

          Performance goals are established by the Committee and the ECC pursuant to paragraph (b) of Section 6 below.

     (h)  "Performance Period" shall mean one Fiscal Year.

3.   Effective Date
     --------------

     The effective date of the Plan shall be April 6, 1989.

4.   Administration
     --------------

     This Plan shall be administered by the ECC, taking into account recommendations of the Committee. The ECC shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration.

     Any person objecting to any interpretation, rule, determination or other action made or taken by the Committee or the ECC which affects said person shall have the right to appeal in writing to the ECC, setting forth the objections in reasonable detail, provided that such appeal shall be made within 90 days after promulgation of such interpretation, rule, or other determination, or such additional time as the ECC shall deem reasonable.

     The ECC shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before the ECC. Its determination shall be binding on all parties.

     No member or former member of the Committee, the ECC, or the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

5.   Eligibility
     -----------

     For each Performance Period, the ECC shall designate, based upon recommendations of the Committee, Participants to receive annual management incentive awards, subject to the terms and conditions of the Plan. Participants in the Plan shall be key employees of the Company, including such executives and other full time employees of the Company as the ECC shall, at any time, designate as Participants for said Performance Period.

     The Chairman of the Board of Waban Inc. is specifically excluded from participation in this Plan.

6.   Description of Awards
     ---------------------

     (a)  Designation of Performance Criteria
          -----------------------------------

          At the commencement of each Performance Period, the Committee shall recommend, for the ECC's approval, one or more Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighting thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria shall include only the following measures: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

     (b)  Performance Goals
          -----------------

          At the commencement of each Performance Period, the Committee shall establish a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period.

          Performance Goals may vary by Participant and may be different for different Performance Periods.

          At any time designated by the ECC during a Performance Period or thereafter, but prior to award payment, appropriate adjustments in the Performance Goals may be made to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, changes in accounting practices or such other matters as the Committee shall, in its sole discretion, determine, subject to paragraph (d) below.

          Performance Goals and any adjustments thereto shall be reported to the ECC. The ECC shall have the right at its election to reject any Performance Goals or adjustments and direct reconsideration by the Committee.

     (c)  Award Opportunity
          -----------------

          At the commencement of each Performance Period, the Committee shall assign to each Participant the minimum, target, and the maximum award opportunity to be earned for said Performance Period based upon the Participant's position and ability to impact annual performance relative to goals during the Performance Period. Said award opportunity is subject to the approval of the ECC. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant's base salary earned for the Performance Period. No individual award opportunity shall exceed 100% of the Participant's annualized base salary at the commencement of the applicable Performance Period.

          From time to time, discretionary awards, in addition to the annual management incentive awards, may be made by the Committee to any Participant due to outstanding performance or extraordinary circumstances which occur during the Performance Period. No discretionary award shall be made to any Participant whose compensation is subject to the approval of the ECC, unless such award shall be approved by the ECC. All discretionary awards shall be reported to the ECC for each Performance Period.

     (d)  Adjustments to Performance Goals for Certain Officers
          -----------------------------------------------------

          The Committee shall make no adjustments to the Performance Goals whose effect is to increase the incentive payment to the Chief Executive Officer or to other executive officers as of the end of the fiscal year who are named in the proxy statement, except for the following:

          1) Events classified as extraordinary items or discontinued operations or presented as special nonrecurring charges (or income) in accordance with generally accepted accounting principles.

          2) Disposal of a business segment or a group of two or more warehouse stores, a major administrative unit, or major assets, if quantified and disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company's Annual Report on Form 10-K.

          3) Conversion of convertible bonds or preferred stock convertible into common stock; a repurchase by the Company of a large number of outstanding shares of stock, if it has material impact on the performance that is being measured; or an increase in the number of shares of common stock for earnings per share calculation purposes due to a new equity or convertible debenture offering, but not by exercise of stock options, restricted stock or other stock-based awards under the Company's 1989 Stock Incentive Plan.

          4) Balance sheet recapitalization or restructuring that materially alters the allocation between debt and equity for a division.

          5) Changes in accounting practice to comply with new legislation or with rules promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board and changes in tax laws that affect tax rates, credits, or the definition of taxable income, if material.

          6) Unusual and material losses beyond the Company's control, such as acts of God, (e.g., earthquake or widespread hurricane damage).

          7) Reserves for future period events which will not occur until after the performance measurement period.

          8) Adjustments attributable to prior periods in the case of a newly acquired business.

          9) Adjustments of goals made immediately after completion by the Company's independent public accountants of the audit of the Company's financial statements for the fiscal year immediately preceding the Performance Period, made solely to "true-up" goals that were based on estimated results for said preceding year.

         10) Gains and losses from sales of a minority interest in a subsidiary.

         11) Net incremental expense incurred by a division as a result of opening new warehouse stores in excess of the number incorporated in the Performance Goals. The amount of the adjustment shall be equal to the average operating loss incurred by new warehouse stores opened by the same division in the same fiscal year.

          In no event, however, shall the Committee make any adjustment which would cause incentive awards not to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

7.   Determination of Awards
     -----------------------

     (a) Upon completion of each Performance Period and certification of the Company's financial statements by the Company's independent public accountants for the Fiscal Year included in such Performance Period, the ECC will review performance relative to Performance Goals, as adjusted from time to time in accordance with paragraph (b) of Section 6 above, and determine the value of the awards for each Performance Period.

          Achievement of all Performance Goals will result in payment of a Participant's target award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant's award. Exceeding performance goals will result in an award greater than the target award but not greater than the maximum award.

     (b) If an employee becomes a Participant after the beginning of a Performance Period, the award payable to such employee will be prorated in accordance with the portion of the Performance Period during which such employee is a Participant.

     (c) In the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period, a Participant shall have no further rights under the Plan thereafter and shall not be entitled to payment of any award.

          If termination of employment occurs (i) by reason of death, (ii) due to normal retirement under a retirement plan of the Company, or (iii) due to early retirement after age 55 with the consent of the Company, the ECC may, in its sole discretion, value and direct that some portion of the award be deemed earned and payable, taking into account the duration or employment during the Performance Period, the Participant's performance, and such other matters as the ECC shall deem appropriate.

          In the event of termination of employment for cause, as defined and determined by the ECC in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

     (d) If a Participant shall be actively employed less than a full Performance Period because of an accident or illness but shall complete 26 weeks of active employment during said Performance Period, the incentive award otherwise payable to said Participant for said Performance Period shall not be reduced because of a failure of active employment because of such accident or illness.

          If a Participant shall be actively employed less than a full Performance Period because of an accident or illness and shall not complete 26 weeks of active employment during said Performance Period, said Participant shall receive such incentive award, if any, for said Performance Period as the Committee shall determine, subject to approval by the ECC. The time during which a Participant receives sick leave and/or vacation payments shall be deemed active employment time. Time during which a Participant receives short-term income protection, short-term disability and/or long-term disability payments shall not be deemed active employment time.

8.   Payment of Awards
     -----------------

     As soon as practicable after valuation of the award for each Performance Period, payment will be made in cash with respect to the award earned by each Participant.

9.   Deferral of Awards
     ------------------

     Participants who are designated by the ECC as being eligible to participate in the Waban Inc. General Deferred Compensation Plan may elect to defer all or a portion of their awards in accordance with the terms of such General Deferred Compensation Plan.

10.  Designation of Beneficiary
     --------------------------

     (a) Subject to applicable law, each Participant shall have the right to file with the Company, to the attention of the ECC or the Committee, a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may from time to time revoke or change the beneficiary by filing a new designation with the ECC or the Committee. The last such designation received by the ECC or the Committee shall be controlling, provided, however, that no designation, change, or revocation thereof shall be effective unless received by the ECC or the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to receipt.

     (b) If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon the Participant's death shall be made to the Participant's estate by the Committee. If the Committee is in doubt as to the right of any person to receive any amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, the Committee and the ECC therefor.

11.  Notices
     -------

     Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the Committee or the Vice President-Finance of Waban Inc. with the current and proper address for mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

12.  Rights of Participants
     ----------------------

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or such Participant's legal representative or designated beneficiary, or other persons.

     If and to the extent that any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

13.  No Employment Rights
     --------------------

     Nothing in this Plan or any other document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

14.  Certain Payments Upon a Change of Control
     -----------------------------------------

     If, upon a Change of Control (as defined in Section 21 below) of the Company, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or such individual's estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.
                                --- -----

15.  Nonalienation of Award
     ----------------------

     No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, nor shall they be subject to attachment, garnishment, execution, or other creditor's processes.

16.  Withholding Taxes
     -----------------

     The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes from payments to the Participant.

17.  Termination, Amendment, and Modification
     ----------------------------------------

     The Committee, ECC or the Board of Directors may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to or discontinuance or termination of the Plan shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the Committee, ECC or the Board of Directors of the Company.

18.  Headings and Captions
     ---------------------

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.  Controlling Law
     ---------------

     This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

 20. Miscellaneous Provisions
     ------------------------

     (a) All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

     (b) If any Participant shall also participate in other annual incentive plans of the Company, the ECC shall determine the amount, if any, by which such Participant's award under the Plan shall be adjusted, so as to coordinate the benefits under this Plan with the other plans.

     (c) The Committee or the ECC may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payments may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

21.  Definition of Change of Control
     -------------------------------

     "Change of Control" shall mean the occurrence of any one of the following events:

          (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided, however, that no
                                                --------  -------
     transaction shall be deemed to be a Change of Control as to a Participant
     (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the ECC shall otherwise determine prior to such occurrence, if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control; or

          (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; provided, however, that
                                                    --------  -------
     unless the ECC shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

          (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

          (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that
                                                    --------  -------
     unless otherwise determined by the ECC, no transaction shall constitute a Change of Control as to Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of
                                     --------  -------
     this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

     In addition, for purposes of this Section 21 the following terms have the meanings set forth below:

     "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common Stock:

          (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

          (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

          (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989; provided, however, that the term "Person" shall
                               --------  -------
not include (a) any individuals who are descendants of Max Feldberg or Morris Feldberg, (b) any relatives of the fourth degree of consanguinity or closer of such descendants or (c) custodians, trustees or legal representatives of such persons.

     A "Participant Related Party" shall mean any affiliate or associate of the Participant other than the Company or a Subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).

     "Participant" means a participant in the Plan.

                                     13